Exhibit 10.1(a)

Date

Service-Based RSU Award

Name
Street_Address
City, State Zip

Dear Name:

On «Grant_Date» (the “Award Date”), American Woodmark Corporation (the “Company”) granted to you an award of restricted stock units (the “Award”). Your Award is subject to the terms set forth in this letter and in the American Woodmark Corporation 2016 Employee Stock Incentive Plan (the “Plan”). A copy of the Plan will be furnished to you upon your request. Capitalized terms that are not defined in this letter shall have the meaning assigned to them under the Plan.

The terms of your Award are as follows:

I.
In consideration of your agreements contained in this letter, the Company hereby grants you «Service_Award» restricted stock units (RSUs). Each RSU represents the right to receive one share of the voting common stock of the Company. Your Award is subject to vesting based on your continued employment through the third anniversary of the Award Date (the “Service-Based RSUs”).

II.	Your Service-Based RSU Award is subject to the following vesting terms and conditions:

A.
100% of your Service-Based RSUs will vest on the third anniversary of the Award Date (the “Vesting Date”). In order to vest in the Service-Based RSUs, you must be an employee of the Company on the Vesting Date and must have maintained continuous employment from the Award Date through the Vesting Date. In the event your employment terminates at any time for any reason other than as provided in Section II.B or Section II.C. below between the Award Date and the Vesting Date, all of your Service-Based RSUs will be forfeited.

B.
In the event that, prior to the Vesting Date, your employment with the Company terminates due to your Retirement (including termination without Cause where you have satisfied the Retirement criteria set forth below), death, or Disability, then you will vest in a pro-rated portion of the Service-Based RSUs. The number of vested Service-Based RSUs will be determined by dividing the number of days between the Award Date and your termination date by the number of days between the Award Date and the Vesting Date and multiplying the quotient by the number of Service-Based RSUs.

C.
Change of Control. You will vest in 100% of the Service-Based RSUs if, at any time before the Vesting Date, a Change of Control occurs and on or after the date of the Change of Control, either (i) your employment with the Company or any successor of the Company or parent or other affiliate thereof is involuntarily terminated by the Company (or any such successor or parent or affiliate) without Cause or (ii) you voluntarily terminate your employment with the Company (or any such successor or parent or affiliate) for Good Reason.

D.	Certain Definitions. For purposes of applying this Section II, the following terms shall have the following meanings:

•
Cause: Your neglect of your duty which is not corrected after 90 days’ written notice thereof; your misconduct, malfeasance, fraud or dishonesty which materially and adversely affects the Company or its reputation in the industry; or your conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude.

•
Disability: You become unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months, as determined by the Compensation Committee of the Company’s Board of Directors in its reasonable discretion.

•
Good Reason: The occurrence of any of the following conditions without your written consent: a reduction in your base salary; you are not in good faith considered for an annual cash bonus; you are not in good faith considered for other benefits that are afforded generally by the Company from time to time to its senior personnel; the relocation of your place of your employment to a location further than 50 miles from your current place of employment; or a substantial diminution in your working conditions or management responsibilities, other than on account of Disability.

•	Retirement: Your employment with the Company terminates after you have attained both a) at least ten years of employment with the Company, and b) the age of 55.

III.	Payment of any vested portion of your Award will be made in shares of the Company’s common stock. The timing of such payment will be as follows:

A.	For employees who are continuously employed by the Company through the Vesting Date, payment will occur on or as soon as administratively practicable (within 60 days) after the Vesting Date.

B.
For employees whose employment terminates due to either 1) death or 2) Disability before the Vesting Date, payment will occur on as soon as administratively practicable (within 60 days) after the employee’s termination date.

C.
For employees whose employment terminates due to 1) Retirement (including involuntary termination without Cause after having satisfied the Retirement criteria set forth above), or 2) involuntary termination without Cause or Good Reason termination on or following the date of a Change of Control, timing of the payment will depend upon whether or not the employee is deemed to be a “specified employee” of the Company as defined by Section 409A(a)(2)(B)(i) of the Internal Revenue Code. If an employee is not a specified employee, then payment will occur as soon as administratively practicable (within 60 days) after the employee’s termination date. If an employee qualifies as a specified employee, then payment will occur as soon as administratively practicable (within 60 days) after the date that is six months after the employee’s termination date.

IV.
You agree, as a condition of receiving the Award to pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all Applicable Withholding Taxes with respect to the Award. Unless otherwise agreed, the Company will withhold from the Award shares sufficient to cover the minimum statutory amount of all Applicable Withholding Taxes.

V.	This Award is not transferable by you except by will or by the laws of descent and distribution.

VI.	In the event of changes in the capital structure of the Company, appropriate adjustments will be made according to the Plan.

VII.
In consideration of the grant of this Award, you agree that you will comply with such lawful conditions as the Board of Directors or the Compensation Committee may impose on the Award, and will perform such duties as may be assigned from time to time by the Board of Directors or by the executive officers of the Company operating under the authority of the Board; provided, however, that the provisions of this sentence shall not be interpreted as affecting the right of the Company to terminate your employment at any time.

VIII.
Until the RSUs are converted into actual shares of the Company’s stock, your Award will not convey actual rights normally accruing to shareholders, including but not limited to the right to participate in shareholder votes or the right to receive dividends.

IX.	The Award is intended to comply with all applicable requirements of Section 409A of the Internal Revenue Code and the terms hereof shall be interpreted consistent with such intent.

X.
This Award and any shares of Company common stock issued pursuant hereto shall be subject to any compensation recoupment or clawback policy that is adopted by, or applicable to, the Company, pursuant to any requirement of law or any exchange listing requirement related to clawback or other recovery of compensation.

This Award is not valid unless electronically accepted.

Your electronic acceptance shall be deemed as your understanding and acceptance to the terms and conditions of this Award.

American Woodmark Corporation

S. Cary Dunston
Chief Executive Officer

Agreed to
By: ________________________